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                                                                  EXHIBIT 10.16

                         UNITED INDUSTRIES CORPORATION

March 28, 2001                                    VIA FEDERAL EXPRESS

Mr. Kent J. Davies
535 Tatum Drive
Alpharetta GA 30022

RE: Offer of Employment

Dear Kent:

The purpose of this letter is to confirm the terms and conditions of our offer of employment to you. This letter supersedes our March 23, 2001 offer letter, except that the exhibits to the March 23, 2001 letter shall remain as exhibits to this letter except as otherwise specifically stated below.

1. JOB TITLE & START DATE: As of your starting date, you will be employed as Senior Vice President of Marketing for the Spectrum Brands Division of United Industries Corporation ("UIC"). In this position, you will devote your full time and attention to the business and affairs of UIC. You will start work at UIC's headquarters at 8:00 am on Monday, April 30, 2001.

2. BASE SALARY: Your base salary will be at the annualized rate of at least $200,000, payable in equal monthly increments, less legally required federal and state tax withholdings, and such other payroll deductions as you may authorize. Your base salary will be reviewed at least once each year as part of the performance review process.

3. INCENTIVE COMPENSATION: With regard to bonus and incentive compensation, you will be a participant in an incentive compensation plan (a description of the plan is attached as "ITEM 3 EXHIBIT"), with payment based on UIC's attainment of certain financial and operational targets, as well as your achieving pre-established individual performance objectives ("MBOs"), which are as set forth in Section B(1) of the plan attached as Item 3 Exhibit. Your participation for 2001 will reflect an appropriate partial year proration from your start date through year-end. Notwithstanding the plan's provisions, UIC agrees that your total incentive compensation for that portion of fiscal 2001 from your starting date of April 30, 2001 through December 31, 2001 shall be at least $33,334.00, provided that you are still employed with UIC on December 31, 2001.

4. STOCK OPTIONS: You will be granted stock options under UIC's 2001 Stock Option Plan to purchase up to 200,000 shares of UIC stock at an exercise price of $2.00 per share when you sign the United Industries Corporation Stock Option Agreement which will be substantially as set forth in the form attached as "ITEM 4(a) EXHIBIT". With respect to a Change of Control of UIC, in the event there is a Sale of UIC as defined in Section 4.1 of the United Industries Corporation Stock Option Agreement, vesting of your options will be accelerated as provided in the UIC Stock Option Agreement. A copy of the 2001 Stock Option Plan is attached as "ITEM 4(b) EXHIBIT."

5. VACATION PAY: You will be entitled to four (4) weeks of paid vacation per year.

6.   RELOCATION EXPENSES AND BRIDGE LOAN:

(a) RELOCATION EXPENSES: Reimbursement of certain out-of-pocket expenses you may incur in relocating to St. Louis will be provided by UIC in accordance with its current Relocation Policy. A copy of the Relocation Policy is attached as "ITEM 6 EXHIBIT". To the extent provided in UIC's Relocation Policy, you will be reimbursed for the real estate commission on the sale of your existing principal residence, and your travel expenses (including coach airfare) for two
(2) house hunting trips to St. Louis. You understand that if you resign or are terminated for cause

                     8825 PAGE BOULEVARD, ST. LOUIS MO 63114
                            Telephone (314) 427-0780

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before completing six (6) months of consecutive service with UIC, you will be obligated to repay to UIC the full amount of your relocation expenses you may have incurred through the termination date, which expenses UIC has paid or is obligated to pay to third parties as of that date.

In addition to your relocation expenses covered by UIC's Relocation Policy, UIC will also reimburse you for supplemental temporary housing expenses incurred by you and your immediate family from the date your family moves to the "St. Louis Area" (defined as comprising the City of St. Louis County, St. Charles County and Jefferson County in Missouri, and St.Clair and Madison Counties in Illinois) until (1) the date you and your immediate family purchase and occupy your new principal residence in the St. Louis Area, or (2) ninety (90) days after your family moves to the St. Louis Area, whichever occurs first. The cost of any such supplemental temporary housing must be approved by your supervisor in writing in advance of your entering into any contractual commitment for such housing as a condition precedent to UIC's reimbursement obligation.

(b) BRIDGE LOAN. To further assist you and your family in relocating to the St. Louis Area, UIC agrees to loan you and your wife, jointly and severally, a principal sum of $75,000.00, for a term of one(1) year. No interest will accrue on the loan. The loan will be unsecured. The loan proceeds are to be applied solely toward the purchase price of your new principal residence in the St. Louis Area. UIC's disbursement of the loan proceeds will be in the form of a cashier's check, which will be payable to you and your wife AND the seller, or in such other form as shall be acceptable to UIC. As a condition to UIC's disbursing the loan proceeds, you and your wife agree to sign a Promissory Note which shall be in form acceptable to UIC. The Promissory Note shall, among other things, provide that (1) the principal indebtedness will be forgiven in full if you will have remained continuously employed by UIC for one year from the date the loan proceeds are disbursed, and (2) that you and your wife shall be jointly and severally liable for repayment of all outstanding principal owed to UIC for the Bridge Loan if any event of default occurs as set forth in the Promissory Note, including but not limited to your termination for cause, or your voluntarily leaving the employ of UIC less than one year from the date the Bridge Loan proceeds are disbursed. If the Company terminates you for any reason other than for cause within the one(1) year period following disbursement of the loan proceeds, you shall have no obligation for repayment and the loan will be forgiven pursuant to the agreement of the parties and the express terms of the promissory note. Your obligation to repay the Promissory Note will not be accelerated unless UIC elects to do so if you are terminated for cause.

7. OTHER BENEFITS: You will be entitled to receive the usual group benefits generally available to other UIC executives. Unless otherwise specified in this letter, your benefits will consist of whatever benefit programs may be in effect from time to time for UIC executives, subject to eligibility requirements set forth in the applicable benefit plans. Benefit programs may be increased, decreased, changed or discontinued at any time. Details of UIC's benefit programs are explained in the "Benefits Basics" brochure included with this letter as "ITEM 7 EXHIBIT."

8. BUSINESS CODE OF CONDUCT: The ITEM 8 EXHIBIT attached to this letter includes the Spectrum Brands Business Code of Conduct. You agree to abide by the terms thereof at all times.

9. NONCOMPETITION AND NONSOLICITATION COVENANTS: The ITEM 9 EXHIBIT attached to this letter states your nonsolicitation and noncompetition obligations.

10. NO BREACH OF OTHER COVENANTS: By signing this letter, you confirm your representations to UIC that you are not subject to any noncompetition covenants or other legal obligations which prevent you from being employed at UIC and that you agree to defend, indemnify and hold UIC harmless in the event you breach any such covenants.

11. SEVERANCE: UIC acknowledges that you may terminate your employment at any time, with or without cause, by notice to UIC to that effect. You agree to continue to perform the duties of your employment for such reasonable period as UIC may request, not exceeding 30 days, after the date of your termination notice to UIC. You acknowledge that UIC may terminate your employment at any time, with or without cause, by notice to you to that

                    8825 PAGE BOULEVARD, ST. LOUIS, MO 63114
                            Telephone (314) 427-0780

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effect. If UIC terminates your employment without cause, or because of
Constructive Termination (as defined in ITEM 11(a) EXHIBIT), then in consideration for your execution of a general release of UIC in the form attached to this letter as ITEM 11(b) EXHIBIT, UIC will pay you an amount equal to twelve (12) months of your base salary, payable in twelve (12) equal consecutive monthly installments, commencing on the last day of the month following the month in which your employment terminates. However, you understand that you will not receive such severance payments if you are terminated for cause.

12. CHANGE IN CONTROL. In the event of a Sale of the Company as defined in Item 4 (United Industries Stock Option Agreement) at section IV.A.2.iii.(w)-(z), pursuant to which the Company, or any successor thereto, terminates your employment hereunder for any reason other than cause during the twelve (12) month period following the occurrence of such Sale, you shall be entitled to:
(1) base salary accrued through the date of termination; (2) accrued incentive compensation determined in accordance with UIC's incentive compensation plan, on a pro-rata basis for the fiscal year in which the Sale occurred, and (3) severance payment in an amount equal to twelve (12) months of your then base salary payable in twelve (12) equal consecutive monthly installments.

By your signing this letter, you agree to all of the terms expressed in this letter and all its exhibits. If this letter is acceptable to you, please sign and return the enclosed copy of this letter to my attention. You may also fax to me the letter bearing your signature (fax to 314-253-5924). Our offer will remain open for your acceptance until 5:00 p.m. (our local time) on Thursday, March 29, 2001. If I do not receive this letter with your countersignature by that time, our offer will be withdrawn.

Sincerely

/s/ Robert L. Caulk
-------------------------
Robert L. Caulk
President and Chief Executive Officer

Accepted this 28th day of March, 2001:            /s/ Kent J Davies
                                                  --------------------
                                                  Kent J Davies


                    8825 PAGE BOULEVARD, ST. LOUIS, MO 63114
                            Telephone (314) 427-0780

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                               OFFER OF EMPLOYMENT
                                 KENT J. DAVIES

                           INCENTIVE COMPENSATION PLAN

     DEFINITIONS:

     "YEAR": the Company's fiscal year, which as of the date of this Agreement is the same as calendar year.

     "EBITDA": represents net income from continuing operations before interest expense, income taxes, depreciation and amortization, excluding any non-recurring or extraordinary items, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

     NOTE: IT IS UNDERSTOOD THAT THE COMPANY MAY BUT IS NOT REQUIRED TO PAY INCENTIVE COMPENSATION IN ANY YEAR IN WHICH THE COMPANY'S ACTUAL EBITDA FOR THE YEAR IS NOT AT THE PRE-DETERMINED MINIMUM OF TARGET EBITDA FOR THAT YEAR.

     "EBITDA GOAL": 100% of the Company's EBITDA performance objective for a given Year as determined by the Company's Board of Directors.

     SUMMARY OF COMPENSATION:

Your compensation will consist of A) Base Salary; B) Incentive Compensation; Programs as outlined below:

A. BASE SALARY shall be at the rate of $200,000 per year, payable monthly. This position is exempt from the Fair Labor Standards Act and, thus, you will not be eligible for overtime.

B. Your INCENTIVE COMPENSATION consists of a bonus based on (1) your achieving pre-established individual performance objectives for the applicable Year, AND (2) the Company reaching its Target EBITDA for the applicable Year. Your total incentive potential will be 50% of your Base Salary if 100% of Target EBITDA is achieved and up to 60% of Base Salary if 105% of Target EBITDA is achieved.

     (1) MBO COMPONENT: The portion of your Incentive Compensation based on your achievement of pre-established individual performance objectives ("MBOs") for the applicable Year will be 20% of your total incentive potential. A prorated portion of your Incentive Compensation may be paid if you achieve a portion of your pre-established individual performance objectives for the applicable Year. This award, to be determined by management, is in recognition of your achieving pre-established individual performance objectives for the applicable Year and will be payable within ninety (90) days after Year-end. Your performance objectives for each Year will be established between you and the President. For fiscal 2001, your MBO's shall be as follows:

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          (a) execute 2002 New Product planning process and first ship date on all new items by December 2001);

          (b) develop brand strategy to create a "reason for being" for Spectracide between premium and OPP brands by October 2001;

          (c) develop a growth strategy for Peters brand fertilizers by October 2001;

          (d) determine organization by September 2001. Staff to Plan by February 2002;

          (e) upgrade Marketing analysis and action regarding brand performance (focus on use of qualitative information and syndicated data);

          (f) participate in acquisition identification, evaluation, negotiation and integration planning as required to support Corporate development;

          (g) establish sustaining Business Planning and New Product Development process that (unites Sales and Marketing) allows for final Management approval by end of first quarter each year.

     (2) TARGET EBITDA COMPONENT: The portion of your Incentive Compensation based on the Company reaching its Target EBITDA for the applicable Year will be 80% of your total incentive potential. A prorated portion of your EBITDA incentive may be paid if the Company achieves at least ninety (90) percent of its EBITDA goal for the applicable Year and will be payable within ninety (90) days after Year-end.

     Subject to application of the above referenced MBO Component and Target EBITDA Component, your potential Incentive Compensation shall be calculated as follows:

          (a) If the Company's actual EBITDA for the year in question equals 90% of Target EBITDA for such year, your potential Incentive Compensation will equal the product of (A) Base Salary multiplied by (B) 25%; plus

          (b) Incentive Compensation will increase by an amount equal to the product of (A) Base Salary multiplied by (B) 2.5% multiplied by
               (C) the number of percentage points by which the Company's actual EBITDA for the year in question exceeds 90% of Target EBITDA for such year up to a maximum of 25% of Base Salary in any year; plus

          (c) Incentive Compensation will increase by an amount equal to the product of (A) Base Salary multiplied by (B) 2% multiplied by (C) the number of percentage points by which the Company's actual EBITDA for the year in question exceeds 100% of the Target EBITDA for such a year up to a maximum of 105% of Target EBITDA.

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     Eligibility for Incentive Compensation requires that you be employed at
     Year-end, and that your employment is not terminated for cause prior to payment of any award of Incentive Compensation. The Company may elect, at its discretion, to pay a portion of the Incentive prior to the end of the Year.

     If you are not in the employ of the Company for the entire Year, but you are in the employ of the Company at Year-end, the Incentive Compensation for that year will be a fractional portion of the award. The numerator of the fraction is the number of months you are employed by the Company and the denominator is 12. Employees with a hire date after the 15th of any month will not get credit for that month toward Incentive Compensation calculation.